EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Anthony J. Allott
                                                          (203) 406-3160





                     SILGAN HOLDINGS ANNOUNCES COMPLETION OF
                          REFINANCING AND 2003 IMPACT;
             EXPECTS SUBSTANTIAL REDUCTION IN 2004 INTEREST EXPENSE


STAMFORD, CT, November 14, 2003 -- Silgan Holdings Inc. (Nasdaq:SLGN) today announced that it has completed its private placement of $200 million of 6.75% senior subordinated notes due 2013 and separately received commitments for a $200 million additional term loan borrowing under its existing credit facility. The proceeds of these transactions, along with other funds, will be utilized to redeem all of the Company's outstanding 9% senior subordinated debentures. The Company issued a notice today to redeem the remaining $475 million principal amount of the 9% debentures in December 2003 at a price of 103.375% of their original principal amount.

As a result of the redemption premium and the write-off of unamortized premium and debt issue costs associated with the 9% debentures, the Company will record a loss on early extinguishment of debt in the fourth quarter of 2003 of approximately $18.2 million, or $.60 per diluted share. Accordingly, the Company has adjusted its earnings estimates for the full year and fourth quarter of 2003 by this $.60 per diluted share loss, to a range of $2.12 to $2.32 per diluted share and a loss of between $.10 and $.30 per diluted share, respectively. The full year 2003 estimated range also includes $.25 per diluted share of rationalization charges recorded through the first nine months of 2003. Including the $18.2 million loss


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SILGAN HOLDINGS
November 14, 2003
Page 2

on early extinguishment of debt, the Company estimates that its full year 2003 interest expense will be approximately $98 million. Based upon the Company's current outlook for interest rates and contemplated swap agreements, the Company expects full year 2004 interest expense to be in a range of $62 to $66 million. The Company also reiterated that it remains focused on debt reduction in the absence of compelling acquisitions, and continues to expect to reduce debt by $200 million to $300 million over the next three years.

"We are pleased with the continued strong support from the debt markets," said Anthony J. Allott, the Company's Chief Financial Officer. "As a result of the consistent cash generation throughout the Company's history, our debt has always traded very well. The pricing level on the senior subordinated notes and ample demand for both borrowings reflects this continued support from the debt markets. While calling the debentures now will result in additional cash costs and charges in 2003, the cash payback is less than one year and future interest expense will be substantially lower. We believe the attractive rates and terms of these new borrowings more accurately reflect the markets' confidence in our franchise positions and future financial performance," concluded Allott.

                                      * * *

Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual sales of approximately $2.0 billion in 2002.
Silgan operates 66 manufacturing facilities in the U.S., Canada and Mexico. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal and plastic closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2002 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

                                      * * *